NEWS RELEASE

Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA 15212-5851
Phone: (412) 442-8200

July 29, 2021	Contact:	Steven F. Nicola	William D. Wilson
		Chief Financial Officer and Secretary	Senior Director, Corporate Development

MATTHEWS INTERNATIONAL REPORTS RESULTS FOR
FISCAL 2021 THIRD QUARTER

Financial Highlights:
•Record quarterly sales of $428.4 million; 19.2% increase over 3rd quarter last year
•All segments report higher sales; businesses begin to see recovery from COVID impacts
•Net income of $3.4 million ($0.10 per share); adjusted net income of $29.3 million ($0.91 per share)
•Adjusted EBITDA of $60.0 million compared to $49.4 million a year ago; increase of 21.5%
•Company further reduces net debt leverage ratio
•Company raises fiscal 2021 outlook

PITTSBURGH, PA, July 29, 2021 - Matthews International Corporation (NASDAQ GSM: MATW) today announced financial results for its third quarter of fiscal 2021 and nine months ended June 30, 2021.

In discussing the results for the Company’s fiscal 2021 third quarter, Joseph C. Bartolacci, President and Chief Executive Officer, stated:

“Our fiscal 2021 third quarter operating results again demonstrated the strength of our Company through the diversity of our businesses and the benefits of the investments that we have made over the last several years. I again want to recognize the tremendous efforts of our employees during this challenging pandemic. The Company’s outstanding performance would not be possible without their hard work and commitment. The safety of our employees remains the top priority of our Board and leadership team.

“All of our segments reported higher sales than a year ago resulting in a new quarterly consolidated sales record for our Company. This performance reflected a combination of growth from our core businesses and significant contributions from our more recent investments and opportunities.

“Sales for the SGK Brand Solutions segment increased $33.9 million (or 20.5%) to $199.7 million for the current quarter compared to $165.8 million for the same quarter a year ago. Sales for the energy solutions portion of this segment were significantly higher than a year ago and our order levels continue to grow. In addition, core brand packaging sales were higher for the current quarter, particularly in our European and Asia-Pacific markets. We were also encouraged by higher retail-based sales as these businesses started to show signs of recovery from the impacts of the pandemic.

Matthews International Reports Results for Fiscal 2021 Third Quarter

July 29, 2021
“Our Memorialization segment reported sales of $184.3 million for the current quarter, compared to $162.1 million for the same quarter a year ago, representing an increase of $22.2 million, or 13.7%. The growth primarily resulted from increased sales of cemetery memorial products and cremation equipment. As expected, unit sales of caskets decreased for the quarter reflecting lower U.S. deaths due to the declining impact of COVID-19.

“Current quarter sales for our Industrial Technologies segment were $44.3 million, compared to $31.5 million a year ago, representing an increase of $12.8 million, or 40.6%. The increase primarily reflected higher warehouse automation sales and an increase in product identification sales. In addition to higher sales, order rates remain strong for both of these businesses and our backlogs for warehouse automation continue to be at historically high levels.

“Recent increases in commodity costs have begun to impact our margins, particularly in the Memorialization segment. However, realized benefits from our cost reduction initiatives and investments have mitigated some of this impact on a consolidated level.”

Third Quarter Fiscal 2021 Consolidated Results (Unaudited)

($ in millions, except per share data)	Q3 FY2021	Q3 FY2020	Change	% Change
Sales	$428.4	$359.4	$69.0	19.2%
Net income attributable to Matthews	$3.4	$2.3	$1.1	47.9%
Diluted earnings per share	$0.10	$0.07	$0.03	42.9%
Non-GAAP adjusted net income	$29.3	$24.8	$4.5	18.1%
Non-GAAP adjusted EPS	$0.91	$0.80	$0.11	13.8%
Adjusted EBITDA	$60.0	$49.4	$10.6	21.5%
Note: See the attached tables for additional important disclosures regarding Matthews’ use of non-GAAP measures as well as reconciliations of non-GAAP measures to corresponding GAAP measures. Organic sales represent changes in sales excluding the impact of acquisitions, divestitures, and changes in foreign currency exchange rates.

Consolidated sales for the quarter ended June 30, 2021 were $428.4 million, compared to $359.4 million for the same quarter a year ago, representing an increase of $69.0 million, or 19.2%. The increase reflected higher sales in all three of the Company's segments. Changes in foreign currency rates were estimated to have a favorable impact of $13.3 million on consolidated sales compared to a year ago.

Net income attributable to the Company for the quarter ended June 30, 2021 was $3.4 million, or $0.10 per share, compared to $2.3 million, or $0.07 per share in the prior year. GAAP earnings for both periods continued to be impacted by the accelerated amortization of certain intangible assets in the SGK Brand Solutions segment.

On a non-GAAP adjusted basis, earnings for the fiscal 2021 third quarter were $0.91 per share, compared to $0.80 per share a year ago. Adjusted EBITDA (net income before interest expense, income taxes, depreciation and amortization, and other adjustments) for the fiscal 2021 third quarter was $60.0 million, compared to $49.4 million a year ago, representing an increase of $10.6 million. These increases were primarily driven by higher sales as well as benefits from the Company's cost-reduction initiatives. See reconciliations of adjusted EBITDA and non-GAAP adjusted earnings per share below.

Matthews International Reports Results for Fiscal 2021 Third Quarter

July 29, 2021
Fiscal 2021 Year-to-Date Consolidated Results (Unaudited)

($ in millions, except per share data)	YTD FY2021	YTD FY2020	Change	% Change
Sales	$1,232.2	$1,099.2	$133.0	12.1%
Net income (loss) attributable to Matthews	$6.6	$(94.6)	$101.2	107.0%
Diluted earnings (loss) per share	$0.21	$(3.04)	$3.25	106.9%
Non-GAAP adjusted net income	$79.8	$59.1	$20.7	35.0%
Non-GAAP adjusted EPS	$2.48	$1.90	$0.58	30.5%
Adjusted EBITDA	$175.7	$139.0	$36.7	26.4%
Note: See the attached tables for additional important disclosures regarding Matthews’ use of non-GAAP measures as well as reconciliations of non-GAAP measures to corresponding GAAP measures. Organic sales represent changes in sales excluding the impact of acquisitions, divestitures, and changes in foreign currency exchange rates.

Consolidated sales for the nine months ended June 30, 2021 were $1.23 billion, compared to $1.10 billion a year ago, representing an increase of $133.0 million, or 12.1%. The increase for fiscal 2021 reflected higher sales across all of the Company's segments. Changes in foreign currency rates were estimated to have a favorable impact of $27.4 million on fiscal 2021 consolidated sales compared to a year ago.

Net income attributable to the Company for the first nine months of fiscal 2021 was $6.6 million, or $0.21 per share, compared to a net loss of $94.6 million, or $3.04 per share in the prior year. GAAP earnings for both periods were impacted by the accelerated amortization of certain intangible assets in the SGK Brand Solutions segment, and charges related to the Company's cost-reduction initiatives. Prior year net loss also reflected a goodwill write down.

On a non-GAAP adjusted basis, earnings for the first nine months of fiscal 2021 were $2.48 per share, compared to $1.90 per share a year ago, representing an increase of $0.58 per share or 30.5%. Adjusted EBITDA for the first nine months of fiscal 2021 was $175.7 million, compared to $139.0 million a year ago, representing an increase of $36.7 million. These increases were primarily driven by higher consolidated sales as well as benefits from the Company's cost-reduction initiatives and lower travel and entertainment expenses. See reconciliations of adjusted EBITDA and non-GAAP adjusted earnings per share below.

Outlook

Mr. Bartolacci further stated: “Based on our year-to-date operating performance and current projections for the fourth quarter, we are raising our outlook for adjusted EBITDA to be at least $225 million for fiscal 2021. We expect recovery from the pandemic to continue, particularly in our retail-based brand businesses and in our Industrial Technologies (product identification and warehouse automation) businesses that felt the more significant commercial impacts from COVID. Also, order rates for cemetery memorial products remained high through the end of the third quarter reflecting the seasonally stronger spring/summer months and delayed orders from the pandemic period.

“As COVID-19 subsides, we will be facing challenging year-over-year comparability for the next several quarters as casket sales are expected over that time to return to more normalized levels. In addition, recent increases in commodity costs such as steel, lumber and copper will impact the coming quarters, which we expect to partially mitigate through price realization. However, we currently expect the recoveries in our other business, growth in our energy solutions business, and benefits from our cost reduction initiatives to mitigate some of these unfavorable impacts.

Matthews International Reports Results for Fiscal 2021 Third Quarter

July 29, 2021
“With respect to our energy solutions business, as I noted earlier, its revenues continue to grow. In fiscal 2020, its revenues were less than $20 million. For the current fiscal year, we are currently forecasting its revenues to be more than double the fiscal 2020 level and, based on orders received through June 30, 2021, we are expecting this business to report another year of significant growth in fiscal 2022.

“Cash flow management efforts will continue to be a priority. During the third quarter, we further reduced our net debt leverage ratio to 3.1 and remain on target for our near-term objective of a net debt leverage ratio of 3.0. We expect continued solid operating cash flow and additional debt reduction during the fiscal 2021 fourth quarter.”

Webcast

The Company will host a conference call and webcast on Friday, July 30, 2021 at 9:00 a.m. Eastern Time to review its financial and operating results and discuss its corporate strategies and outlook. A question-and-answer session will follow. The conference call can be accessed by calling (201) 689-8471. The audio webcast can be monitored at www.matw.com. As soon as available after the call, a transcript of the call will be posted in the Investor Relations section of the Company’s website at www.matw.com.

About Matthews International Corporation

Matthews International Corporation is a global provider of brand solutions, memorialization products and industrial technologies. The SGK Brand Solutions segment is a leader in providing brand development, deployment and delivery services that help build our clients’ brands and consumers’ desire for them. The Memorialization segment is a leading provider of memorialization products, including memorials, caskets and cremation and incineration equipment, primarily to cemetery and funeral home customers that help families move from grief to remembrance. The Industrial Technologies segment designs, manufactures and distributes marking, coding and industrial automation technologies and solutions. The Company has approximately 11,000 employees in more than 25 countries on six continents that are committed to delivering the highest quality products and services.

Forward-looking Information

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company's results to differ materially from the results discussed in such forward-looking statements principally include changes in domestic or international economic conditions, changes in foreign currency exchange rates, changes in the cost of materials used in the manufacture of the Company's products, changes in mortality and cremation rates, changes in product demand or pricing as a result of consolidation in the industries in which the Company operates, changes in product demand or pricing as a result of domestic or international competitive pressures, ability to achieve cost-reduction objectives, unknown risks in connection with the Company's acquisitions, cybersecurity concerns, effectiveness of the Company's internal controls, compliance with domestic and foreign laws and regulations, technological factors beyond the Company's control, impact of pandemics or similar outbreaks, such as coronavirus disease 2019 ("COVID-19") or other disruptions to our industries, customers, or supply chains, and other factors described in the Company’s Annual Report on Form 10-K and other periodic filings with the U.S. Securities and Exchange Commission.

Matthews International Reports Results for Fiscal 2021 Third Quarter

July 29, 2021
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,			Nine Months Ended June 30,
	2021	2020	% Change	2021	2020	% Change
Sales	$428,380	$359,422	19.2%	$1,232,191	$1,099,166	12.1%
Cost of sales	(291,122)	(238,469)	22.1%	(828,424)	(737,722)	12.3%
Gross profit	137,258	120,953	13.5%	403,767	361,444	11.7%
Gross margin	32.0%	33.7%		32.8%	32.9%

Selling and administrative expenses	(104,947)	(97,882)	7.2%	(307,960)	(302,191)	1.9%
Amortization of intangible assets	(23,039)	(17,825)	29.3%	(61,190)	(53,639)	14.1%
Goodwill write-down	—	—	—%	—	(90,408)	(100.0)%
Operating profit (loss)	9,272	5,246	76.7%	34,617	(84,794)	140.8%
Operating margin	2.2%	1.5%		2.8%	(7.7)%

Interest and other deductions, net	(8,231)	(9,606)	(14.3)%	(25,464)	(32,930)	(22.7)%
Income (loss) before income taxes	1,041	(4,360)	123.9%	9,153	(117,724)	107.8%
Income taxes	2,325	6,209	(62.6)%	(2,627)	22,672	(111.6)%
Net Income (loss)	3,366	1,849	82.0%	6,526	(95,052)	106.9%
Non-controlling interests	(11)	420	(102.6)%	60	491	(87.8)%
Net income (loss) attributable to Matthews	$3,355	$2,269	47.9%	$6,586	$(94,561)	107.0%

Earnings (loss) per share -- diluted	$0.10	$0.07	42.9%	$0.21	$(3.04)	106.9%

Earnings per share -- non-GAAP(1)	$0.91	$0.80	13.8%	$2.48	$1.90	30.5%

Dividends declared per share	$0.215	$0.21	2.4%	$0.645	$0.63	2.4%

Diluted Shares	32,193	31,232		32,118	31,143
(1) See reconciliation of non-GAAP financial information provided in tables at the end of this release

SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
Sales:
SGK Brand Solutions	$199,715	$165,780	$538,879	$513,515
Memorialization	184,337	162,118	573,068	478,342
Industrial Technologies	44,328	31,524	120,244	107,309
	$428,380	$359,422	$1,232,191	$1,099,166

Adjusted EBITDA:
SGK Brand Solutions	$33,258	$20,846	$75,426	$61,808
Memorialization	36,402	37,734	132,080	103,020
Industrial Technologies	5,940	4,679	15,242	15,205
Corporate and Non-Operating	(15,585)	(13,862)	(47,030)	(41,009)
Total Adjusted EBITDA(1)	$60,015	$49,397	$175,718	$139,024

(1) See reconciliation of non-GAAP financial information provided in tables at the end of this release

Matthews International Reports Results for Fiscal 2021 Third Quarter

July 29, 2021
CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (Unaudited)
(In thousands)

	June 30, 2021	September 30, 2020
ASSETS
Cash and cash equivalents	$46,230	$41,334
Accounts receivable, net	296,660	295,185
Inventories, net	194,700	175,100
Other current assets	83,141	63,954
Total current assets	620,731	575,573
Property, plant and equipment, net	229,207	236,788
Goodwill	780,375	765,388
Other intangible assets, net	285,756	333,498
Other long-term assets	158,982	161,386
Total assets	$2,075,051	$2,072,633

LIABILITIES
Long-term debt, current maturities	$4,994	$26,824
Other current liabilities	324,471	290,044
Total current liabilities	329,465	316,868
Long-term debt	787,493	807,710
Other long-term liabilities	331,781	336,622
Total liabilities	1,448,739	1,461,200

SHAREHOLDERS' EQUITY
Total shareholders' equity	626,312	611,433
Total liabilities and shareholders' equity	$2,075,051	$2,072,633

CONDENSED CONSOLIDATED CASH FLOWS INFORMATION (Unaudited)
(In thousands)

	Nine Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$6,526	$(95,052)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	97,919	88,418
Changes in working capital items	(7,513)	41,726
Goodwill write-down	—	90,408
Other operating activities	9,925	(1,892)
Net cash provided by operating activities	106,857	123,608

Cash flows from investing activities:
Capital expenditures	(24,495)	(25,486)
Acquisitions, net of cash acquired	(15,623)	—
Other investing activities	17,211	32,885
Net cash (used in) provided by investing activities	(22,907)	7,399

Cash flows from financing activities:
Net payments from long-term debt	(49,024)	(92,060)
Purchases of treasury stock	(6,149)	(2,372)
Dividends	(20,856)	(19,813)
Other financing activities	(3,801)	(8,845)
Net cash used in financing activities	(79,830)	(123,090)

Effect of exchange rate changes on cash	776	(315)

Net change in cash and cash equivalents	$4,896	$7,602

Matthews International Reports Results for Fiscal 2021 Third Quarter

July 29, 2021
Reconciliations of Non-GAAP Financial Measures

Included in this report are measures of financial performance that are not defined by GAAP, including, without limitation, adjusted EBITDA, adjusted net income and EPS, net debt and net debt leverage ratio. The Company defines net debt leverage ratio as outstanding debt (net of cash) relative to adjusted EBITDA. The Company uses non-GAAP financial measures to assist in comparing its performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect the Company’s core operations including acquisition costs, ERP integration costs, strategic initiative and other charges (which includes non-recurring charges related to operational initiatives and exit activities), stock-based compensation and the non-service portion of pension and postretirement expense. Management believes that presenting non-GAAP financial measures is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items that management believes do not directly reflect the Company's core operations, (ii) permits investors to view performance using the same tools that management uses to budget, forecast, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating the Company’s results. The Company's calculations of its non-GAAP financial measures, however, may not be comparable to similarly titled measures reported by other companies. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provided herein, provide investors with an additional understanding of the factors and trends affecting the Company’s business that could not be obtained absent these disclosures.

Matthews International Reports Results for Fiscal 2021 Third Quarter

July 29, 2021
ADJUSTED EBITDA RECONCILIATION (Unaudited)
(In thousands)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
Net income (loss)	$3,366	$1,849	$6,526	$(95,052)
Income tax (benefit) provision	(2,325)	(6,209)	2,627	(22,672)
Income (loss) before income taxes	$1,041	$(4,360)	9,153	(117,724)
Net (income) loss attributable to noncontrolling interests	(11)	420	60	491
Interest expense	6,748	8,082	21,709	26,935
Depreciation and amortization *	35,389	30,168	97,919	88,418
Acquisition related items (1)**	398	355	38	2,576
ERP integration costs (2)**	118	745	477	2,160
Strategic initiatives and other charges: (3)**
Workforce reductions and related costs	1,826	776	10,644	4,425
Other cost-reduction initiatives	4,871	4,743	12,339	20,951
Gain on sale of ownership interest in a subsidiary (4)	—	(11,208)	—	(11,208)
Legal matter reserve (5)	—	10,566	—	10,566
Non-recurring / incremental COVID-19 costs (6)	1,993	1,871	4,689	2,534
Goodwill write-down (7)	—	—	—	90,408
Joint Venture depreciation, amortization, interest expense and other charges (8)	—	2,473	—	4,732
Stock-based compensation	5,713	2,539	12,960	7,078
Non-service pension and postretirement expense (9)	1,929	2,227	5,730	6,682
Total Adjusted EBITDA	$60,015	$49,397	$175,718	$139,024
Adjusted EBITDA margin	14.0%	13.7%	14.3%	12.6%

(1) Includes certain non-recurring items associated with recent acquisition activities.
(2) Represents costs associated with global ERP system integration efforts.
(3) Includes certain non-recurring costs associated with productivity and cost-reduction initiatives intended to result in improved operating performance, profitability and working capital levels.
(4) Represents a gain on the sale of an ownership interest in a subsidiary within the Memorialization segment.
(5) Represents a reserve established for a legal matter involving a letter of credit for a customer in Saudi Arabia within the Memorialization segment.
(6) Includes certain non-recurring direct incremental costs (such as costs for purchases of computer peripherals and devices to facilitate working-from-home, additional personal protective equipment and cleaning supplies and services, etc.) incurred in response to COVID-19. This amount does not include the impact of any lost sales or underutilization due to COVID-19.

(7) Represents the goodwill write-down for two reporting units within the SGK Brand Solutions segment.
(8) Represents the Company's portion of depreciation, intangible amortization, interest expense, and other non-recurring charges incurred by non-consolidated subsidiaries accounted for as equity-method investments within the Memorialization segment.

(9) Non-service pension and postretirement expense includes interest cost, expected return on plan assets, amortization of actuarial gains and losses, and curtailment gains and losses. These benefit cost components are excluded from adjusted EBITDA since they are primarily influenced by external market conditions that impact investment returns and interest (discount) rates. Curtailment gains and losses are excluded from adjusted EBITDA since they generally result from certain non-recurring events, such as plan amendments to modify future benefits. The service cost and prior service cost components of pension and postretirement expense are included in the calculation of adjusted EBITDA, since they are considered to be a better reflection of the ongoing service-related costs of providing these benefits. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.

* Depreciation and amortization was $26,813 and $21,833 for the SGK Brand Solutions segment, $5,838 and $5,549 for the Memorialization segment, $1,399 and $1,450 for the Industrial Technologies segment, and $1,339 and $1,336 for Corporate and Non-Operating, for the three months ended June 30, 2021 and 2020, respectively. Depreciation and amortization was $72,700 and $65,274 for the SGK Brand Solutions segment, $17,016 and $15,024 for the Memorialization segment, $4,241 and $4,320 for the Industrial Technologies segment, and $3,962 and $3,800 for Corporate and Non-Operating, for the nine months ended June 30, 2021 and 2020, respectively.
** Acquisition costs, ERP integration costs, and strategic initiatives and other charges were $3,790 and $1,794 for the SGK Brand Solutions segment, $484 and $697 for the Memorialization segment, and $2,939 and $4,128 for Corporate and Non-Operating, for the three months ended June 30, 2021 and 2020, respectively. Acquisition costs, ERP integration costs, and strategic initiatives and other charges were $14,135 and $9,058 for the SGK Brand Solutions segment, $1,279 and $1,754 for the Memorialization segment, and $8,084 and $19,032 for Corporate and Non-Operating, for the nine months ended June 30, 2021 and 2020, respectively. Acquisition costs, ERP integration costs, and strategic initiatives and other charges were $268 for the Industrial Technologies segment, for the nine months ended June 30, 2020.

Matthews International Reports Results for Fiscal 2021 Third Quarter

July 29, 2021
ADJUSTED NET INCOME AND EPS RECONCILIATION (Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,				Nine Months Ended June 30,
	2021		2020		2021		2020
		per share		per share		per share		per share
Net income (loss) attributable to Matthews	$3,355	$0.10	$2,269	$0.07	$6,586	$0.21	$(94,561)	$(3.04)
Acquisition related items (1)	295	0.01	265	0.01	28	—	1,932	0.06
ERP integration costs (2)	87	—	559	0.02	353	0.01	1,620	0.05
Strategic initiatives and other charges: (3)
Workforce reductions and related costs	1,644	0.05	582	0.02	10,025	0.31	3,319	0.11
Other cost-reduction initiatives	3,949	0.13	3,558	0.12	9,685	0.30	15,848	0.52
Gain on sale of ownership interests in a subsidiary (4)	—	—	(8,406)	(0.27)	—	—	(8,406)	(0.27)
Legal matter reserve (5)	—	—	7,924	0.25	—	—	7,924	0.25
Non-recurring / incremental COVID-19 costs (6)	1,512	0.05	1,403	0.04	3,559	0.11	1,900	0.06
Goodwill write-down (7)	—	—	—	—	—	—	81,861	2.63
Joint Venture amortization and other charges (8)	—	—	1,561	0.05	—	—	2,433	0.08
Non-service pension and postretirement expense (9)	1,426	0.04	1,671	0.06	4,239	0.13	5,012	0.16
Amortization	17,050	0.53	13,368	0.43	45,281	1.41	40,229	1.29
Adjusted net income	$29,318	$0.91	$24,754	$0.80	$79,756	$2.48	$59,111	$1.90

Note: Adjustments to net income for non-GAAP reconciling items were calculated using an income tax rate of 26% for the three and nine months ended June 30, 2021, and 25% for the three and nine months ended June 30, 2020.
(1) Includes certain non-recurring items associated with recent acquisition activities.
(2) Represents costs associated with global ERP system integration efforts.
(3) Includes certain non-recurring costs associated with productivity and cost-reduction initiatives intended to result in improved operating performance, profitability and working capital levels.
(4) Represents a gain on the sale of an ownership interest in a subsidiary within the Memorialization segment.
(5) Represents a reserve established for a legal matter involving a letter of credit for a customer in Saudi Arabia within the Memorialization segment.
(6) Includes certain non-recurring direct incremental costs (such as costs for purchases of computer peripherals and devices to facilitate working-from-home, additional personal protective equipment and cleaning supplies and services, etc.) incurred in response to COVID-19. This amount does not include the impact of any lost sales or underutilization due to COVID-19.

(7) Represents the goodwill write-down for two reporting units within the SGK Brand Solutions segment.
(8) Represents the Company's portion of depreciation, intangible amortization, interest expense, and other non-recurring charges incurred by non-consolidated subsidiaries accounted for as equity-method investments within the Memorialization segment.

(9) Non-service pension and postretirement expense includes interest cost, expected return on plan assets, amortization of actuarial gains and losses, and curtailment gains and losses. These benefit cost components are excluded from adjusted net income since they are primarily influenced by external market conditions that impact investment returns and interest (discount) rates. Curtailment gains and losses are excluded from adjusted net income since they generally result from certain non-recurring events, such as plan amendments to modify future benefits. The service cost and prior service cost components of pension and postretirement expense are included in the calculation of adjusted net income, since they are considered to be a better reflection of the ongoing service-related costs of providing these benefits. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.

Matthews International Reports Results for Fiscal 2021 Third Quarter

July 29, 2021
NET DEBT AND NET DEBT LEVERAGE RATIO RECONCILIATION (Unaudited)
(Dollars in thousands)

	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020

Long-term debt, current maturities	$4,994	$4,274	$26,826	$26,824
Long-term debt	787,493	778,209	797,805	807,710
Total debt	792,487	782,483	824,631	834,534

Less: Cash and cash equivalents	(46,230)	(46,980)	(41,175)	(41,334)

Net Debt	$746,257	$735,503	$783,456	$793,200

LTM adjusted EBITDA	$239,774	$229,156	$217,613	$203,080

Net Debt Leverage Ratio	3.1	3.2	3.6	3.9

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